Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Selway Capital Acquisition Corporation of our report dated March 22, 2013, relating to our audits of the financial statements of Selway Capital Acquisition Corporation appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 22, 2013 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to Selway Capital Acquisition Corporation’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGladrey LLP

McGladrey LLP

New York, NY

June 11, 2013